Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER FISCAL 2021 FINANCIAL RESULTS

Plant-Based revenue growth of 21.4%, driving 9.7% total Revenue growth

Loss from continuing operations was $0.9 million vs. loss of $5.1 million in PY

Adjusted EBITDA increased 60.8% to $16.1 million

Minneapolis, Minnesota August 11, 2021 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a leading healthy food and beverage company focused on plant-based foods and beverages and fruit-based foods and beverages, today announced financial results for the second quarter ended July 3, 2021.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Second Quarter 2021 Highlights:

  Revenues of $202.3 million for the second quarter of 2021 increased 9.7%, reflecting 21.4% growth in plant-based partially offset by an anticipated decline in fruit-based, of 1.9% in the second quarter.

  Gross margin increased 40 basis points to 13.0% from 12.6% in the prior year.

  Loss from continuing operations was $0.9 million compared to a loss from continuing operations of $5.1 million in the prior year. Loss from continuing operations included $4.1 million of other expenses in the second quarter related to the previously announced exit from the Company's South Gate, California fruit ingredient processing facility.

  Adjusted earnings¹ attributable to common shareholders was $0.1 million or $0.00 per diluted common share in the second quarter of 2021, compared to an adjusted loss of ($7.9) million or ($0.09) per diluted common share in the second quarter of 2020.

  Adjusted EBITDA¹ of $16.1 million, or 8.0% of revenues for the second quarter of 2021, up 60.8% versus $10.0 million or 5.4% of revenues in the second quarter of 2020.

"We delivered another strong performance; with second quarter Adjusted EBITDA increasing over 60% fueled by 21% revenue growth in plant-based.  Strong execution of our strategies has resulted in EBITDA growth of over 50% in five of the last six quarters. Volume gains, mix, insulated contract pricing and our continued focus on productivity initiatives helped to drive a 40 basis point improvement in gross margin.  This improvement overcame a volatile commodity environment, while also absorbing around 110 basis points of additional depreciation expense from capacity expansions and supply chain cost inflation. We continue to see strong flow-through with a 260 basis point increase in the Adjusted EBITDA margin," said Joe Ennen, Chief Executive Officer.  "In our plant-based business unit our three-pronged go-to-market strategy is amplifying our growth rate as we saw solid gains in each of co-manufacturing and own brand portfolio, more than offsetting retail private label declines from the COVID-19 rebalancing of demand.  While plant-based remains our primary growth driver, we are encouraged by recent activity in our fruit snacks business, where demand has been very strong.  We continue to be optimistic about the long-term momentum in plant-based as the strength of our platform continues to produce growth for existing customers as well as attracting new customers."  Ennen continued, "I am pleased to announce that we are in the final stages of negotiating a lease for the construction of a new mega facility in the Dallas-Fort Worth area. At 275,000 square feet in size, this greenfield facility is by far the largest capex project we have undertaken and will support significant long-term growth in our plant-based business. We expect the facility to be operational by late 2022."

Second Quarter 2021 Results

Revenues of $202.3 million for the second quarter of 2021 were up 9.7% compared to the second quarter of 2020 as the 21.4% growth in Plant-Based Foods and Beverages was partially offset by a 1.9% decrease in Fruit-Based Foods and Beverages.

The Plant-Based Foods and Beverages segment generated revenues of $111.4 million during the second quarter of 2021, an increase of 21.4% compared to $91.7 million in the second quarter of 2020.  Strong demand for our oat-based product offerings remained a key growth driver and we realized gains in foodservice reflecting the lifting of restrictions related to COVID-19.  In addition, revenues from the recent acquisition of the Dream and WestSoy brands contributed $4.7 million to the second quarter.  Partially offsetting these factors was normalization of at-home consumption, which resulted in anticipated softer retail volumes for plant-based beverages and everyday broth offerings.

The Fruit-Based Foods and Beverages segment generated revenues of $90.9 million during the second quarter of 2021, a decrease of 1.9% compared to $92.7 million in the second quarter of 2020.  The decline was attributable to lower retail volumes in frozen fruit stemming from normalization of at-home consumption compared to elevated COVID-19 driven levels in the prior year, the planned rationalization of lower-margin SKUs and customers, and industry-wide raspberry and blackberry supply constraints.  Rebounding demand and new customers drove strong volume growth in fruit snacks, which, along with rising foodservice demand, partially mitigated the declines in retail frozen fruit.

Gross profit was $26.3 million for the second quarter, an increase of $3.1 million compared to $23.3 million in the prior year period.  As a percentage of revenues, gross profit margin was 13.0% in the second quarter of 2021 compared to 12.6% in the second quarter of 2020, an increase of 40 basis points. The Plant-Based Foods and Beverages segment accounted for $3.2 million of the increase in gross profit, reflecting higher volumes in plant-based beverages and ingredients plus contributions from Dream and WestSoy, partially offset by higher depreciation and transportation expenses.  Gross profit in the Fruit-Based Foods and Beverages segment decreased by $0.1 million in the quarter as lower volumes of retail frozen fruit, higher strawberry prices, foreign exchange impacts and increased transportation costs were largely offset by fruit snack volume growth and corresponding plant utilization increases, volume growth of fruit-based toppings in advance of our Southgate processing facility closure, and productivity improvements.

Segment operating income¹ was $1.7 million, or 0.9% of revenues in the second quarter of 2021, compared to segment operating loss of ($0.4) million, or (0.2%) of revenues in the second quarter of 2020. The increase in operating income year-over-year was primarily attributable to higher gross profit partially offset by an increase in SG&A stemming from transition and integration costs related to the acquisition of Dream and WestSoy.

Adjusted EBITDA¹ was $16.1 million or 8.0% of revenues in the second quarter of 2021, compared to $10.0 million or 5.4% of revenues in the second quarter of 2020.

Loss from continuing operations attributable to common shareholders for the second quarter of 2021 was $1.7 million, or $0.02 per diluted common share, compared to a loss of $7.7 million, or $0.09 per diluted common share during the second quarter of 2020. The loss from continuing operations in the second quarter included other expenses of $4.1 million related to the Company's decision to exit its fruit ingredient processing facility and transition certain production to other facilities.

Adjusted earnings¹ in the second quarter of 2021 was $0.1 million or $0.00 per common share, compared to an adjusted loss of ($7.9) million or ($0.09) per common share in the second quarter of 2020.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

At July 3, 2021, SunOpta had total assets of $742.2 million and total debt of $206.2 million compared to total assets of $909.4 million and total debt of $448.9 million a year earlier, primarily reflecting the sale of the Global Ingredients business and improved operating performance.  During the second quarter of 2021, cash used in operating activities was $39.1 million from continuing operations compared to cash provided by operating activities of $0.5 million during the second quarter of 2020, primarily reflecting increased inventories due to seasonal fruit purchases, replenishing a shortfall in frozen strawberry supply in 2020 related to COVID-19-driven demand for fresh fruit, together with the impacts of higher commodity prices and lower retail sales demand for frozen fruit in 2021. Investing activities from continuing operations utilized $32.4 million of cash during the second quarter of 2021 versus $5.9 million in the prior year, primarily due to the acquisition of Dream and WestSoy and significant investments to support continued strong growth in Plant-Based Foods and Beverages.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, August 11, 2021, to discuss the second quarter financial results. After opening remarks, there will be a question and answer period. Investors interested in listening the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly here. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website. Investors interested in listening to the live call over the telephone can join by calling US: 833-513-0545, or International: 1-778-560-2569 conference ID: 1078636.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading company specializing in the sourcing, processing and production of organic, natural and non-GMO plant- and fruit-based food and beverage products.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our continued optimism about the long-term momentum in plant-based as the strength of our platform and that it will continue to produce customer growth and our expectation that recent investments will continue to support strong growth in plant-based. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "continue", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers during COVID-19; current customer demand for the Company's products and the additional anticipated demand due to COVID-19; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; improved availability and field prices for fruit; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; and labor cost reductions. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as supply chain, logistics and other disruptions resulting from or related to COVID-19; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.

Consolidated Statements of Operations

For the quarters and two quarters ended July 3, 2021 and June 27, 2020

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Two quarters ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
	$	$	$	$

Revenues	202,273	184,401	409,913	391,998

Cost of goods sold	175,937	161,142	353,588	341,566

Gross profit	26,336	23,259	56,325	50,432

Selling, general and administrative expenses	22,720	21,880	43,594	41,813
Intangible asset amortization	2,532	2,272	4,726	4,543
Other expense (income), net	4,661	(835)	6,276	(280)
Foreign exchange loss (gain)	(639)	(517)	197	1,693

Earnings (loss) from continuing operations before the following	(2,938)	459	1,532	2,663

Interest expense, net	1,631	7,413	3,291	15,078

Loss from continuing operations before income taxes	(4,569)	(6,954)	(1,759)	(12,415)

Income tax benefit	(3,651)	(1,821)	(2,513)	(3,318)

Earnings (loss) from continuing operations	(918)	(5,133)	754	(9,097)

Earnings from discontinued operations	-	6,140	-	13,465

Net earnings (loss)	(918)	1,007	754	4,368

Dividends and accretion on preferred stock	(744)	(2,604)	(2,697)	(4,629)

Loss attributable to common shareholders	(1,662)	(1,597)	(1,943)	(261)

Basic and diluted earnings (loss) per share
From continuing operations	(0.02)	(0.09)	(0.02)	(0.15)
From discontinued operations	-	0.07	-	0.15
Basic and diluted loss per share	(0.02)	(0.02)	(0.02)	(0.00)

Weighted-average common shares outstanding (000s)
Basic	105,676	89,089	100,898	88,625
Diluted	105,676	89,089	100,898	88,625

SunOpta Inc.

Consolidated Balance Sheets

As at July 3, 2021 and January 2, 2021

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars)

	July 3, 2021	January 2, 2021
	$	$

ASSETS
Current assets
Cash and cash equivalents	479	251
Accounts receivable	83,109	72,724
Inventories	229,856	147,748
Prepaid expenses and other current assets	15,793	21,665
Income taxes recoverable	7,088	6,935
Total current assets	336,325	249,323

Property, plant and equipment	187,226	158,048
Operating lease right-of-use assets	46,886	35,172
Goodwill	3,998	3,998
Intangible assets	153,664	133,317
Deferred income taxes	8,328	-
Other assets	5,819	5,757

Total assets	742,246	585,615

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	115,841	118,592
Income taxes payable	1,371	1,431
Current portion of long-term debt	7,597	3,478
Current portion of operating lease liabilities	13,017	12,750
Current portion of long-term liabilities	-	200
Total current liabilities	137,826	136,451

Long-term debt	198,602	66,245
Operating lease liabilities	35,644	24,582
Deferred income taxes	30,242	25,408
Total liabilities	402,314	252,686

Series A Preferred Stock	-	87,305
Series B-1 Preferred Stock	27,862	27,595

EQUITY
SunOpta Inc. shareholders' equity
Common shares	435,425	326,545
Additional paid-in capital	24,966	37,862
Accumulated deficit	(149,684)	(147,741)
Accumulated other comprehensive income	1,363	1,363
Total equity	312,070	218,029

Total equity and liabilities	742,246	585,615

SunOpta Inc.

Consolidated Statements of Cash Flows

For the quarters and two quarters ended July 3, 2021 and June 27, 2020

(Unaudited)

(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net earnings (loss)	(918)	1,007	754	4,368
Earnings from discontinued operations	-	6,140	-	13,465
Earnings (loss) from continuing operations	(918)	(5,133)	754	(9,097)
Items not affecting cash:
Depreciation and amortization	8,910	7,655	16,953	15,380
Amortization of debt issuance costs	349	1,065	634	2,004
Deferred income taxes	(4,331)	2,855	(3,494)	3,199
Stock-based compensation	4,370	1,779	8,343	3,990
Impairment of long-lived assets	2,962	-	2,962	-
Other	(167)	(25)	(336)	(27)
Changes in operating assets and liabilities	(50,322)	(7,714)	(71,978)	8,710
Net cash provided by (used in) operating activities of continuing operations	(39,147)	482	(46,162)	24,159
Net cash provided by operating activities of discontinued operations	-	2,183	-	13,255
Net cash provided by (used in) operating activities	(39,147)	2,665	(46,162)	37,414

Investing activities
Additions to intangible assets	(25,073)	-	(25,073)	-
Additions to property, plant and equipment	(7,306)	(5,905)	(16,603)	(14,927)
Proceeds from sale of assets	-	-	1,350	-
Other	-	41	-	41
Net cash used in investing activities of continuing operations	(32,379)	(5,864)	(40,326)	(14,886)
Net cash used in investing activities of discontinued operations	-	(465)	(13,380)	(1,132)
Net cash used in investing activities	(32,379)	(6,329)	(53,706)	(16,018)

Financing activities
Increase (decrease) under revolving credit facilities	70,244	(19,469)	111,829	(29,882)
Borrowings of long-term debt	4,155	-	4,641	-
Repayment of long-term debt	(5,855)	(617)	(9,940)	(1,078)
Payment of debt issuance costs	(543)	(415)	(2,371)	(2,488)
Proceeds from the exercise of stock options and employee share purchases	4,550	470	7,190	571
Payment of withholding taxes on stock-based awards	(666)	(1,151)	(6,737)	(1,151)
Payment of cash dividends on preferred stock	(609)	-	(4,029)	(1,700)
Payment of share issuance costs	(25)	-	(287)	-
Proceeds from issuance of preferred stock, net of issuance costs	-	26,804	-	26,804
Other	-	-	-	(4)
Net cash provided by (used in) financing activities of continuing operations	71,251	5,622	100,296	(8,928)
Net cash used in financing activities of discontinued operations	-	(3,015)	(200)	(12,337)
Net cash provided by (used in) financing activities	71,251	2,607	100,096	(21,265)

Increase (decrease) in cash and cash equivalents in the period	(275)	(1,057)	228	131

Cash and cash equivalents of discontinued operations:
Balance at beginning of period	-	2,437	-	1,370
Foreign exchange gain (loss) on cash and cash equivalents	-	12	-	(4)
Less: balance at end of period	-	(1,152)	-	(1,152)

Cash and cash equivalent, beginning of the period	754	233	251	128

Cash and cash equivalents, end of the period	479	473	479	473

SunOpta Inc.

Segmented Information

For the quarters and two quarters ended July 3, 2021 and June 27, 2020

Unaudited

(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
	$	$	$	$
Segment revenues from external customers:
Plant-Based Foods and Beverages	111,359	91,705	230,810	197,947
Fruit-Based Foods and Beverages	90,914	92,696	179,103	194,051
Total segment revenues from external customers	202,273	184,401	409,913	391,998

Segment gross profit:
Plant-Based Foods and Beverages	19,896	16,731	43,054	37,802
Fruit-Based Foods and Beverages	6,440	6,528	13,271	12,630
Total segment gross profit	26,336	23,259	56,325	50,432

Segment operating income (loss):
Plant-Based Foods and Beverages	8,641	10,484	21,958	24,337
Fruit-Based Foods and Beverages	(1,447)	(2,016)	(3,341)	(6,718)
Corporate Services	(5,471)	(8,844)	(10,809)	(15,236)
Total segment operating income (loss)	1,723	(376)	7,808	2,383

Segment gross profit percentage:
Plant-Based Foods and Beverages	17.9%	18.2%	18.7%	19.1%
Fruit-Based Foods and Beverages	7.1%	7.0%	7.4%	6.5%
Total segment gross profit percentage	13.0%	12.6%	13.7%	12.9%

Segment operating income (loss) percentage:
Plant-Based Foods and Beverages	7.8%	11.4%	9.5%	12.3%
Fruit-Based Foods and Beverages	-1.6%	-2.2%	-1.9%	-3.5%
Total segment operating income (loss) percentage	0.9%	-0.2%	1.9%	0.6%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing and the impacts of acquisitions and divestitures.  In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from earnings/loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	July 3, 2021		June 27, 2020
		Per Share		Per Share
For the quarter ended	$	$	$	$
Loss from continuing operations	(918)		(5,133)
Dividends and accretion on preferred stock	(744)		(2,604)
Loss from continuing operations attributable to common shareholders	(1,662)	(0.02)	(7,737)	(0.09)
Adjusted for:
Costs related to exit from fruit ingredient processing facility(a)	4,123		-
Acquisition, divestiture, and related costs(b)	1,434		-
Plant expansion costs(c)	-		92
Costs related to Value Creation Plan(d)	-		78
Other(e)	247		(457)
Net income tax effect(f)	(4,022)		170
Adjusted earnings (loss)	120	0.00	(7,854)	(0.09)

(a) Reflects asset impairment charges of $3.0 million and employee termination costs of $1.2 million related to the exit from our fruit ingredient processing facility, which were recorded in the other expense.

(b) Represents third-party costs associated with completed or potential acquisitions and divestitures, including costs related to the evaluation, execution, and integration of acquisitions or completion of divestitures.  For the second quarter of 2021, these costs were mainly related to the transition and integration of the acquired Dream and WestSoy brands and the assessment of post-closing adjustments related to the divestiture of Tradin Organic, which were recorded in SG&A expenses ($1.1 million) and other expense ($0.3 million).

(c) Reflects costs related to the expansion of our plant-based extraction capabilities, which were recorded in cost of goods sold.

(d) Reflects professional fees of $0.2 million and employee retention costs of $0.2 million recorded in SG&A expenses, and employee termination costs of $0.1 million recorded in other expense, partially offset by a $0.4 million reversal of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees recorded in other income.

(e) For the second quarter of 2021, other mainly reflects a $0.5 million loss on the settlement of employment-related legal matter, partially offset by a gain related to a project cancellation, which were recorded in other expense/income.  For the second quarter of 2020, other includes the reversal of previously accrued costs related to the withdrawal of certain consumer-packaged products in 2016, which was recorded in other income.

(f) Reflects the tax effect of the preceding adjustments to earnings calculated based on our estimated annual effective tax rate.

	July 3, 2021		June 27, 2020
		Per Share		Per Share
For the two quarters ended	$	$	$	$
Earnings (loss) from continuing operations	754		(9,097)
Dividends and accretion on preferred stock	(2,697)		(4,629)
Loss from continuing operations attributable to common shareholders	(1,943)	(0.02)	(13,726)	(0.15)
Adjusted for:
Costs related to exit from fruit ingredient processing facility(a)	4,123		-
Acquisition, divestiture, and related costs(b)	1,786		-
Costs related to Value Creation Plan(c)	1,432		1,175
Plant expansion costs(d)	-		92
Other(e)	247		(472)
Net income tax effect(f)	(4,262)		(368)
Adjusted earnings (loss)	1,383	0.01	(13,299)	(0.15)

(a) Reflects asset impairment charges of $3.0 million and employee termination costs of $1.2 million related to the exit from our fruit ingredient processing facility, which were recorded in the other expense.

(b) Represents third-party costs associated with completed or potential acquisitions and divestitures, including costs related to the evaluation, execution, and integration of acquisitions or completion of divestitures.  For the first two quarters of 2021, these costs were mainly related to the transition and integration of the acquired Dream and WestSoy brands and the assessment of post-closing adjustments related to the divestiture of Tradin Organic, which were recorded in SG&A expenses ($1.3 million) and other expense ($0.5 million).

(c) For the first two quarters of 2021, represents costs to complete the exit from our Santa Maria, California, frozen fruit processing facility, which were recorded in other expense.  For the first two quarters of 2020, reflects professional fees of $0.5 million and employee retention costs of $0.5 million recorded in SG&A expenses; and employee termination costs of $1.1 million mainly related to the consolidation of our corporate office functions, partially offset by a $0.9 million reversal of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees recorded in other income.

(d) Reflects costs related to the expansion of our plant-based extraction capabilities, which were recorded in cost of goods sold.

(e) For the first two quarters of 2021, other mainly reflects a $0.5 million loss on the settlement of employment-related legal matter, partially offset by a gain related to a project cancellation, which were recorded in other expense/income.  For the first two quarters of 2020, other income includes the reversal of previously accrued costs related to the withdrawal of certain consumer-packaged products in 2016.

(f) Reflects the tax effect of the preceding adjustments to earnings calculated based on our estimated annual effective tax rate.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to earnings/loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	July 3, 2021	June 27, 2020
For the quarter ended	$	$
Loss from continuing operations	(918)	(5,133)
Income tax benefit	(3,651)	(1,821)
Interest expense, net	1,631	7,413
Other expense (income), net	4,661	(835)
Total segment operating income (loss)	1,723	(376)
Depreciation and amortization	8,910	7,655
Stock-based compensation(a)	4,370	2,215
Acquisition, divestiture, and related costs(b)	1,143	-
Costs related to Value Creation Plan(c)	-	456
Plant expansion costs(d)	-	92
Adjusted EBITDA	16,146	10,042

(a) For the second quarter of 2020, stock-based compensation of $2.2 million was recorded in SG&A expenses and the reversal of $0.4 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b) For the second quarter of 2021, acquisition, divestiture, and related costs were mainly related to the transition and integration of the acquired Dream and WestSoy brands, which were recorded in SG&A expenses.

(c) Reflects professional fees of $0.2 million and employee retention costs of $0.2 million recorded in SG&A expenses.

(d) Reflects costs related to the expansion of our plant-based extraction capabilities, which were recorded in cost of goods sold.

	July 3, 2021	June 27, 2020
For the two quarters ended	$	$
Earnings (loss) from continuing operations	754	(9,097)
Income tax benefit	(2,513)	(3,318)
Interest expense, net	3,291	15,078
Other expense (income), net	6,276	(280)
Total segment operating income	7,808	2,383
Depreciation and amortization	16,953	15,380
Stock-based compensation(a)	8,343	4,885
Acquisition, divestiture, and related costs(b)	1,312	-
Costs related to Value Creation Plan(c)	-	983
Plant expansion costs(d)	-	92
Adjusted EBITDA	34,416	23,723

(a) For the first two quarters of 2020, stock-based compensation of $4.9 million was recorded in SG&A expenses and the reversal of $0.9 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b) For the first two quarters of 2021, acquisition, divestiture, and related costs were mainly related to the transition and integration of the acquired Dream and WestSoy brands, which were recorded in SG&A expenses.

(c) Reflects professional fees of $0.5 million and employee retention costs of $0.5 million recorded in SG&A expenses.

(d) Reflects costs related to the expansion of our plant-based extraction capabilities, which were recorded in cost of goods sold.